Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
	Office:	717-291-2739
Fulton Financial reports third quarter net income
     (October 18) — Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $42.1 million in the third quarter of 2005, a 17.0 percent increase over $36.0 million for the same period in 2004. Diluted net income per share increased to 27 cents, a 17.4 percent increase over the 23 cents reported (as restated) for the third quarter of 2004. Annualized return on average assets was 1.37 percent for the quarter. Annualized return on average equity was 13.08 percent and annualized return on tangible equity was 20.62 percent.
     The Lancaster, Pennsylvania-based financial holding company reported net income of $125.2 million for the nine months ended September 30, 2005, a 14.2 percent increase over the same period in 2004. Diluted net income per share for the first nine months of 2005 increased to 79 cents, an 8.2 percent increase over the 73 cents reported (as restated) in 2004. Total assets at September 30, 2005 were approximately $12.3 billion.
     In the third quarter of 2005, Fulton Financial adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (Statement 123R), using modified retrospective application. Statement 123R requires the recognition of compensation expense for stock options and, under modified retrospective application, prior period results are restated. As a result, net income and diluted net income per share for the quarter ended September 30, 2004 were reduced by $3.1 million and three cents, respectively, and net income and diluted net income per share for the nine months ended September 30, 2004 were reduced by $3.2 million and two cents, respectively.
     “We continued to realize steady growth in our earnings and in our balance sheet, as demonstrated by our third quarter and year to date results,” said Rufus A. Fulton, Jr., chairman and chief executive officer. “We improved our net interest income and net interest margin compared to 2004, despite the flattening of the yield curve, and we have continued to maintain excellent asset quality. Additionally, our most recent acquisitions have had a positive impact on our growth.”
     Loans, net of unearned income, increased $1.1 billion, or 15.4 percent, to $8.3 billion at September 30, 2005, compared to $7.2 billion at September 30, 2004. Approximately $550.0 million of this increase resulted from the December 31, 2004 acquisition of First Washington State Bank and the July 1, 2005

acquisition of Somerset Valley Bank. The remaining increase was realized mainly in commercial loans and commercial mortgages, which grew $379.2 million, or 7.9 percent, and residential mortgage loans, which increased $133.0 million, or 17.1 percent.
     Nonperforming assets were 0.39 percent of total assets at September 30, 2005 and 0.34 percent of total assets at September 30, 2004. Annualized net charge-offs for the quarter ended September 30, 2005 were 0.02 percent of average total loans, compared to 0.06 percent for the same period of 2004. For the nine months ended September 30, 2005, net charge-offs were 0.02 percent of average loans, compared to 0.05 percent for 2004. The provision for loan losses decreased $310,000, or 27.6 percent, for the third quarter of 2005 as compared to the same period in 2004.
     Total deposits increased $1.4 billion, or 18.2 percent, from September 30, 2004 to September 30, 2005, to $8.8 billion. Approximately $900.0 million of this increase resulted from the First Washington and Somerset Valley acquisitions, with the remaining $455.6 million increase realized in both core deposit accounts and time deposits.
     Net interest income for the quarter increased $14.0 million, or 15.1 percent, compared to the third quarter of 2004. Fulton Financial’s net interest margin was 3.92% for the third quarter of 2005, compared to 3.92% for the second quarter of 2005 and 3.88% for the third quarter of 2004.
     Other income, including investment securities gains, increased $1.2 million, or 3.3 percent, to $36.2 million in the third quarter of 2005. Excluding security gains, other income increased $3.6 million, or 11.3 percent, mainly as a result of a $1.9 million increase in mortgage banking income and $1.2 million of other income added by First Washington and Somerset Valley.
     Other expenses increased $7.5 million, or 10.1 percent, compared to the third quarter of 2004, to $81.5 million. First Washington and Somerset Valley added $6.8 million to the other expense increase. The remaining increase of $700,000, or 0.9 percent, reflects the impact of the Statement 123R restatement, which increased 2004 salaries and benefits expense by approximately $3.7 million. The efficiency ratio for the third quarter of 2005 was 55.5 percent, an improvement from 57.5 percent for the third quarter of 2004.
     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which operates 232 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ; Premier Bank, Doylestown, PA; Resource Bank, Virginia Beach, VA; First Washington State Bank, Windsor, NJ; and Somerset Valley Bank, Somerville, NJ.

     In July, the Corporation announced its intent to acquire Columbia Bancorp and its sole banking subsidiary, The Columbia Bank, based in Columbia, Maryland. The Columbia Bank operates 19 full-service community banking offices and 5 retirement community banking offices in Howard, Montgomery, Prince George’s and Baltimore Counties as well as Baltimore City and has approximately $1.3 billion in assets. Pending regulatory and shareholder approval, the acquisition is expected to be completed in the first quarter of 2006.
     The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.
     Residential mortgage lending is offered by all banks through Fulton Mortgage Company or Resource Mortgage.
     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.
Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.
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2005